Exhibit 99.2

WESTERN GAS COMPLETES SIMPLIFICATION AND

ACQUISITION TRANSACTIONS

WESTERN GAS EQUITY PARTNERS, LP RENAMED WESTERN MIDSTREAM PARTNERS, LP; WILL TRADE UNDER NYSE TICKER “WES”

HOUSTON—(PR NEWSWIRE)—February 28, 2019—Western Gas Equity Partners, LP (“WGP”) and Western Gas Partners, LP (“WES”) today announced the completion of their previously announced merger of a wholly owned subsidiary of WGP with and into WES, with WES continuing as the surviving entity and a subsidiary of WGP (the “Merger”). At the effective time of the Merger, each WES common unit (other than certain WES common units held by affiliates of WGP) converted into the right to receive 1.525 WGP common units. Based on the WES units outstanding, WGP issued approximately 234 million WGP common units to WES unitholders in connection with the Merger.

Immediately following the Merger, WGP changed its name to “Western Midstream Partners, LP”, and its common units will begin trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “WES” when the market opens today. In addition, Western Gas Partners, LP has changed its name to “Western Midstream Operating, LP”, and its common units will no longer trade on the NYSE.

“With the closing of these transformational transactions, Western Midstream has a simple, clean capital structure and offers its customers a uniquely scalable and integrated, multi-commodity solution,” said Robin Fielder, Western Midstream’s Chief Executive Officer. “As a result of our organic growth opportunities and the accretive acquisition of midstream assets completed today, our portfolio is projected to deliver more than 50% Adjusted EBITDA growth year-over-year and generate healthy distribution per unit growth and coverage through 2021 without the need for equity financing.”

Effective upon the closing of the Merger, Messrs. Steven Arnold, Milton Carroll and James Crane, each of whom previously served as an independent director on the Board of Directors of Western Gas Partners, LP’s general partner, joined the Board of Directors of Western Midstream Partners, LP’s general partner. Biographical information and Board committee composition details are available at www.westernmidstream.com.

About Western Midstream

Western Midstream Partners, LP (“WES”) is a growth-oriented Delaware master limited partnership formed by Anadarko Petroleum Corporation (“Anadarko”) to acquire, own, develop and operate midstream assets. With midstream assets located in the Rocky Mountains, North-central Pennsylvania, Texas and New Mexico, WES is engaged in the business of gathering, compressing, treating, processing and transporting natural gas; gathering, stabilizing and transporting condensate, natural gas liquids (“NGLs”) and crude oil; and gathering and disposing of produced water for Anadarko, as well as for third-party customers. In addition, in its capacity as a processor of natural gas, WES also buys and sells natural gas, NGLs and condensate on behalf of itself and as agent for its customers under certain of its contracts.

This news release contains forward-looking statements. The management of Western Midstream Partners, LP (WES) and Western Midstream Operating, LP (Operating) believes that their expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. These factors include the ability to meet financial guidance or distribution growth expectations, integrate the assets acquired in the simplification transaction and the other factors described in the “Risk Factors” sections of WES’s and Operating’s most recent Forms 10-K and Forms 10-Q filed with the Securities and Exchange Commission and in their other public filings and press releases. WES and Operating undertake no obligation to publicly update or revise any forward-looking statements.

For more information about Western Midstream Partners, LP, and Western Midstream Flash Feed updates, please visit www.westernmidstream.com.

#    #    #

Western Midstream Contact

Jack Spinks

Manager, Investor Relations

jack.spinks@anadarko.com

832.636.6000